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                     July 15, 2022

       Mehmet Nedim Kulaksizoglu
       Chief Financial Officer
       Sisecam Resources LP
       Five Concourse Parkway
       Suite 2500
       Atlanta, Georgia 30328

                                                        Re: Sisecam Resources
LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-36062

       Dear Mr. Kulaksizoglu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Jordan Hirsch